[CONFIDENTIAL TREATMENT REQUESTED. CERTAIN PORTIONS OF THIS AGREEMENT HAVE BEEN REDACTED AND FILED SEPARATELY WITH THE COMMISSION.]

Exhibit 10.17

COMMERCIAL LICENSE AGREEMENT

This Agreement (the “Agreement”) effective as of July 12, 2000 (the “Effective Date”) is made by and between Xenogen Corporation, having a principal place of business at 860 Atlantic Avenue, Alameda, California 94501 (“Xenogen”) and IRM, LLC, a Delaware Corporation, (“IRM”), having a principal place of business at Sofia House, 48 Church Street, Hamilton, Bermuda.

BACKGROUND

A. Xenogen has expertise in the development and detection of living cells, organisms and transgenic animals that have the property of bioluminescence, and owns or has rights to intellectual property relating thereto.

B. IRM wishes to obtain a non-exclusive commercial license to the Xenogen Technology for use in the Field at the Authorized Sites (capitalized terms defined below).

NOW, therefore, the parties agree as follows:

1. Definitions.

“Xenogen Monitoring Technology” means (i) U.S. Patent No. 5,650,135; (ii) all divisions, substitutions, continuations, and continuation-in-part applications of (i); (iii) all foreign counterparts of any of the preceding; and (iv) all patents issuing on any of the preceding, including reissues, reexaminations and extensions; which patents and applications have been licensed to Xenogen pursuant to that certain exclusive license agreement between Xenogen and The Board of Trustees of the Leland Stanford Junior University (“Stanford”) effective July 1,1997.

“Xenogen Technology” means (i) all patents and patent applications owned or controlled by Xenogen that relate to the practice of in vivo imaging; (ii) all divisions, substitutions, continuations, and continuation-in-part applications of (i); (iii) all foreign counterparts of any of the preceding; (iv) all patents issuing on any of the preceding, including reissues, reexaminations and extensions; and (v) all future patents and patent applications relating to the practice of in vivo imaging. Xenogen Technology includes the Xenogen Monitoring Technology.

“Field” means the activities specified in Exhibit A attached hereto.

“Authorized Site(s)” means the physical location(s) specified in Exhibit B attached hereto.

“Affiliate” means Novartis Pharmaceuticals Corporation (“Novartis”) or any corporation, firm, partnership or other legal entity which, directly or indirectly, controls, is controlled by or is under common control by or with Novartis. For the purposes of this definition, “control” shall mean the direct or indirect ownership of more than 50% of the outstanding voting securities or capital stock of such entity or any other comparable equity or ownership interest.

“System” means an imaging system as specified in Exhibit C attached hereto.

“Permitted Users” shall mean IRM, Novartis, Novartis Research Foundation, the Novartis Institute for Functional Genomics Inc., the Friedrich Miescher Institute and all Novartis Affiliates.

“Commercial Use License” means a license by Xenogen granting rights to any for-profit entity to use the Xenogen Monitoring Technology for commercial drug-development (e.g., compound screening and/or target validation) purposes. It is agreed that the following types of licenses do not constitute a Commercial Use License: (i) an evaluation license granted for the purpose of evaluating Xenogen’s technology and/or Bioware™ organisms, such as the September 1998 agreement between the parties executed by Novartis Pharmaceuticals Corporation on September 18, 1998, and by Xenogen on September 25, 1998; (ii) a strain development or modification agreement, whereby a third party is licensed to use the Xenogen Monitoring Technology to develop new Bioware™ organisms or improve existing Bioware™ organisms, without rights to use such Bioware™ organisms for its own or contract research drug development purposes; and (iii) a distribution agreement, whereby a third party is granted rights to use the Xenogen Monitoring Technology in connection with the distribution certain Xenogen Bioware™ organisms or animals to third parties, without rights to use such Bioware™ organisms or animals for its own or contract research drug development purposes.

2. License Grant.

2.1 License. Xenogen hereby grants to IRM and Permitted Users, a non-exclusive, non-transferable license, without right to grant or authorize any sublicenses, to use the Xenogen Technology solely in the Field solely at the Authorized Sites.

2.2 No Implied Rights: Retained Rights. Only the License granted pursuant to the express terms of this Agreement shall be of any legal force or effect. No other license rights shall be granted or created by implication, estoppel or otherwise. Xenogen reserves the right to license the Xenogen Technology to others, and to use the Xenogen Technology for its own purposes.

2.3 No Warranty. IRM ACKNOWLEDGES THAT NEITHER XENOGEN NOR STANFORD MAKE ANY REPRESENTATIONS OR EXTEND ANY WARRANTIES OF ANY KIND, WHETHER EXPRESS OR IMPLIED, WITH RESPECT TO THE XENOGEN TECHNOLOGY, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR THAT THE USE OF THE XENOGEN TECHNOLOGY WILL NOT INFRINGE THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

3. Light-Emitting Organisms.

3.1 Source. IRM and Permitted Users may develop or otherwise acquire from any source, light-emitting organisms for use in the practice of the License.

3.2 Existing Xenogen Bioware™ Organisms. IRM and Permitted Users may license or purchase from Xenogen any Bioware™ organisms that Xenogen has available for third party licensing or purchase, respectively, at the then current list price for such Bioware™ organisms; ***

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3.3 Custom Xenogen Bioware™ Organisms. The parties may agree to have Xenogen develop custom Bioware™ organisms for IRM or Permitted Users on terms and conditions to be negotiated in good faith.

4. CCD Imaging System

4.1 Available Systems. Xenogen shall offer for sale or lease to IRM and Permitted Users the Systems specified in Exhibit C, on terms and conditions to be agreed upon by the parties.

4.2 Lease. IRM and Permitted Users may lease either of the Systems specified in Exhibit C at a cost of *** per month per System. The lease price includes on-site installation and the cost of service reasonably necessary to maintain the leased System in proper operating condition.

4.3 Purchase. IRM and permitted Users may purchase either of the Systems specified in Exhibit C at a per-System cost of *** (Hamamatsu) or *** (IVIS™). The purchase cost of each System includes on-site installation and one year of service and maintenance at no additional charge.

4.4 Hardware Upgrades. Xenogen shall notify IRM or Permitted Users if additional hardware with enhanced functionality for in vivo imaging (“Hardware Upgrade”) becomes available from Xenogen. At IRM’s or Permitted Users’ option, the parties shall then negotiate in good faith the terms on which such a Hardware Upgrade could be made available to IRM or Permitted Users. ***

4.5 Service Agreement. Xenogen will make available to IRM and Permitted Users a service agreement on terms consistent with industry norms (including standard FTE labor and parts charges and travel expenses) to provide for the service and maintenance of any System(s) purchased by IRM or Permitted Users after expiration of the one year free service. Service will be initiated at IRM’s or Permitted Users’ request, on terms and conditions to be agreed upon by the parties.

4.6 Software License. Contingent upon the lease or purchase of at least one System by IRM or Permitted Users, Xenogen shall grant to IRM and Permitted Users a nonexclusive, nontransferable license to use and display the Software with the Equipment and with up to five (5) additional desktop computers (per System leased or purchased) used for analysis of data obtained using the System at the Authorized Sites for the duration of this Agreement.

4.7 Software Upgrades. Xenogen will provide to IRM and Permitted Users, without charge, any upgrades to the Software (“Software Upgrades”) that Xenogen makes available to third parties.

4.8 New Software. If Xenogen makes available to third parties any new software suitable for use with in vivo imaging (“New Software”), Xenogen shall make the New Software available to IRM and Permitted Users on terms and conditions at least as favorable as the terms and conditions agreed to by any commercial entity that has in place a Commercial Use License to the

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Xenogen Monitoring Technology, for similar quantities of New Software within six (6) months of when the New Software becomes available to IRM and Permitted Users.

4.9 Acknowledgement. The copyright of the Software is and shall remain owned by Xenogen, and IRM and Permitted Users agree that they will not, without Xenogen’s prior written consent, directly or indirectly, modify, make derivative works of, or make any copies of the Software, except those copies necessary to run the software pursuant to Section 4.6 herein. IRM and Permitted Users further agree that they shall not, directly or indirectly, attempt to reverse engineer or decompile the Software or otherwise derive source code from the Software.

4.10 Limited Warranty. Xenogen warrants that any System leased or purchased from Xenogen by Novartis will include all components necessary for conducting in vivo imaging experiments.

4.11 Disclaimer of All Other Warranties. XENOGEN’S LIMITED WARRANTY SET FORTH IN SECTION 4.10 IS THE EXCLUSIVE WARRANTY, AND XENOGEN MAKES NO OTHER WARRANTIES (EXPRESS, IMPLIED, STATUTORY OR OTHERWISE) WITH RESPECT TO THE SYSTEM TRANSFERRED HEREUNDER, AND SPECIFICALLY DISCLAIMS ANY AND ALL IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, AND ALL WARRANTIES OF NONINFRINGEMENT OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS.

5. Consideration. In consideration for the License provided to IRM herein, IRM shall pay to Xenogen by wire transfer to an account designated by Xenogen a fee (“Fee”) of two (2) million U.S. dollars (U.S. $2,000,000.00) per year for each of three (3) years. Such payments will be due within fifteen (15) business days of each yearly anniversary of the Effective Date. The first payment shall be due within fifteen (15) business days of the Effective Date.

6. Ownership of Intellectual Property. IRM and Permitted Users agree that all intellectual property rights relating to the Xenogen Monitoring Technology, the System(s) and their uses are and shall be owned or controlled exclusively by Xenogen. Xenogen agrees that all invention(s) made by IRM or the Permitted Users in connection with the License granted hereunder that relate to subject matter other than the Xenogen Monitoring Technology, the System, or their uses shall be owned exclusively by IRM or Novartis.

7. Confidentiality.

7.1 Confidential Information. Except as expressly provided herein, the parties agree that, for the term of this Agreement and for three (3) years thereafter, the receiving party shall protect from disclosure and shall not use for any purpose except for the purposes contemplated by this Agreement, any information identified as confidential (“Confidential Information”) furnished to it by the disclosing party hereto. The receiving party shall use the same standard of care in safeguarding the disclosing party’s information as the receiving party uses for its own similarly sensitive information. Confidential Information shall not include information which the receiving party shows:

(a) was already known to the receiving party, other than under an obligation of confidentiality, at the time of disclosure;

(b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving party;

(c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving party in breach of this Agreement;

(d) was subsequently lawfully disclosed to the receiving party by a person other than a party hereto; or

(e) was approved for release by written authorization of the disclosing party.

7.2 Permitted Use and Disclosures. Each party hereto may use or disclose information disclosed to it by the other party to the extent such use or disclosure is reasonably necessary in complying with applicable law, legal process or governmental regulations, or exercising its rights hereunder, provided that if a party is required to make any such disclosure of another party’s Confidential Information, it will give reasonable advance notice to the latter party of such disclosure and will use its best efforts to secure confidential treatment of such information prior to its disclosure (whether through protective order or otherwise).

7.3 Confidential Terms. Except as expressly provided herein, each party agrees not to disclose any terms of this Agreement to any third party without the consent of the other party; provided, disclosures may be made to actual or prospective corporate partners or investors, or to a party’s accountants, attorneys and other professional advisors. Any disclosures made to actual or prospective corporate partners or investors, or to a party’s accountants, attorneys and other professional advisors, shall be limited to statements of fact and shall not imply endorsement of the other party’s products or services.

8. Press Release. Xenogen may make a press release in the form attached as Exhibit D to announce the execution of this Agreement; thereafter, Xenogen and IRM may each disclose to third parties the information contained in such press release without the need for further approval by the other party. Other press releases of any kind by either party will be released only after both parties have agreed in writing to the contents of the press releases.

9. Warranties and Indemnification

9.1 Warranty of Right to Grant License. Xenogen warrants that as of the Effective Date, (a) it has the legal right to grant the License herein, and (b) the grant of the License does not conflict with, violate, or constitute a breach or default under any contract or other obligation of Xenogen.

9.2 Warranty of Full Disclosure. Xenogen warrants that as of the Effective Date, all non-cumulative material, prior art references and information that Xenogen is aware of and that could adversely affect Xenogen’s pending patent applications and issued patents relating to the Xenogen Monitoring Technology are presently before the United States Patent and Trademark Office (USPTO).

9.3 Indemnification. (a) IRM agrees to indemnify, defend and hold Xenogen and its directors, officers, employees and agents and The Trustees of the Leland Stanford Junior

University, Stanford Health Services and their respective trustees, officers, employees, students and agents (the “Xenogen Indemnitee(s)”) harmless from and against any and all liabilities, claims, demands, expenses (including, without limitation, reasonable attorneys and professional fees and other costs of litigation), losses or causes of action (each, a “Xenogen Liability”) that may be brought against the Xenogen Indemnitee(s) by reason or arising out of or relating in any way to (i) IRM’s or Permitted Users’ possession and use of the System, whether based on negligence, product liability or otherwise, (ii) the exercise of any right granted to IRM or Permitted Users pursuant to this Agreement, or (iii) any material breach of this Agreement by IRM or Permitted Users, except to the extent, in each case, that such Xenogen Liability is caused by the negligence or willful misconduct by Xenogen as determined by a court of competent jurisdiction. Notwithstanding the above, neither IRM nor any Permitted User shall enter into any settlement or other agreement which makes any admission of negligence or wrongdoing on the part of any Xenogen Indemnitee or that relates to the validity or enforceability of any patents owned by Xenogen without the prior written consent of Xenogen, which consent shall not be unreasonably withheld. (b) Xenogen agrees to defend, indemnify and hold IRM, the Permitted Users and its directors, officers, employees, agents and assigns (the “IRM Indemnitee(s)”) harmless against any and all liabilities, claims, demands, expenses (including, without limitation, reasonable attorney’s and professional fees and other costs of litigation), losses or causes of action (each, an “IRM Liability”) that may be brought against the IRM Indemnitee(s) by reason or arising out of or relating in any way to any negligent act or willful misconduct on the part of Xenogen, except to the extent that such IRM Liability is caused by the negligence or willful misconduct by IRM or Permitted Users as determined by a court of competent jurisdiction. Notwithstanding the above, Xenogen shall not enter into any settlement or other agreement which makes any admission of negligence or wrongdoing on the part of any IRM Indemnitee(s). The party seeking indemnification under this Section shall immediately notify the other party, in writing, of any claim or proceeding brought against it for which it seeks indemnification hereunder.

10. Term and Termination

10.1 Term. This Agreement will commence on the Effective Date and unless terminated earlier as provided in this Article 10, will terminate three (3) years after the Effective Date.

10.2 Term Extension. Prior to the *** anniversary of the Effective Date, unless earlier terminated, IRM, Permitted Users or an assignee under Section 11.2 herein may extend the Term for up to *** additional years by paying to Xenogen a fee of *** U.S. dollars (U.S. ***) per year of extension.

10.3 Permissive Termination. IRM may terminate this Agreement upon thirty (30) days written notice to Xenogen for (i) failure of the Xenogen Monitoring Technology, as confirmed by at least one peer-reviewed publication by a disinterested party, (ii) a final judgment of invalidity of all Relevant Patent Claims (as defined below) under the Xenogen Monitoring Technology, (iii) a final adverse resolution of infringement of third party intellectual property rights, or (iv) an assignment by Xenogen to a major pharmaceutical company pursuant to Section 11.2 herein. A Relevant Patent Claim is a claim under the Xenogen Monitoring Technology that would be infringed by IRM or Permitted Users but for the License granted herein. IRM may also terminate this Agreement after two years, and annually thereafter, for any reason with 60 days written notice prior to the annual anniversary date of this Agreement.

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10.4 Termination for Cause. Either party may terminate this Agreement in the event the other party has materially breached or defaulted in the performance of any of its obligations hereunder, and such default has continued for thirty (30) days after written notice thereof was provided to the breaching party by the non breaching party. Any termination shall become effective at the end of such thirty (30) day period unless the breaching party has cured any such breach or default prior to the expiration of such period. Notwithstanding the above, in the case of a failure to pay any amount due hereunder the period for cure of any such default following notice thereof shall be ten (10) days and, unless payment is made within such period, the termination shall become effective at the end of such period.

10.5 Automatic Termination. This Agreement shall terminate automatically and without further notice to the other party in the event that either party shall make any unauthorized assignment for the benefit of creditors, file any petition under the bankruptcy or insolvency laws of any jurisdiction, have or suffer a receiver or trustee to be appointed for its business or property, or be adjudicated a bankrupt or an insolvent.

10.6 Effect of Termination.

(a) Accrued Rights and Obligations. Termination of this Agreement for any reason shall not release any party hereto from any liability which, at the time of such termination, has already accrued to the other party or which is attributable to a period prior to such termination nor preclude either party from pursuing any rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement.

(b) Return of Confidential Information and Leased Systems. Upon any termination or expiration of this Agreement, IRM and Permitted Users and Xenogen shall promptly return to the other party all Confidential Information received from the other party (except one copy which may be retained for legal archival purposes). IRM and Permitted Users shall return to Xenogen all leased Systems, including all Equipment and Software leased to IRM and Permitted Users under any lease agreement within thirty (30) days of the termination of this Agreement. The System(s) shall be shipped to Xenogen’s facility at the address set forth in Section 11.5. IRM or Permitted Users shall pay all shipping and freight charges, and shall assume the risk of loss during shipment. Xenogen agrees that in the event of any loss or damage to the leased System(s), IRM’s or Permitted Users’ liability for such loss or damage shall not exceed the lower of the amortized or market values of the leased System(s) at the time of damage or loss.

(c) Licenses. The licenses granted hereunder shall terminate upon the termination of this Agreement.

10.7 Survival. Sections 2.3, 4.11, 10.6 and 10.7; and Articles 6, 7, 9 and 11 of this Agreement shall survive the expiration or termination of this Agreement for any reason.

11. Miscellaneous

11.1 Governing Law; Venue. This Agreement and any dispute, including without limitation any arbitration, arising from the performance or breach hereof shall be governed by and construed and enforced in accordance with the laws of the state of California, without reference to conflicts of laws principles. The exclusive venue of any dispute arising out of or in connection with the performance or breach of this Agreement shall be the California state courts or U.S. district court located in Alameda County, California.

11.2 Assignment. IRM may not transfer or assign this Agreement or any of IRM’s rights hereunder without the written consent of Xenogen, which consent shall not be unreasonably withheld; the foregoing notwithstanding, IRM may assign this Agreement to Novartis or any Novartis Affiliate. Xenogen may assign this Agreement or its rights hereunder. This Agreement shall be binding upon and inure to the benefit of the parties and their permitted successors and assigns.

11.3 Waiver. No waiver of any rights, shall be effective unless consented to in writing by the party to be charged and the waiver of any breach or default shall not constitute a waiver of any other right hereunder or any subsequent breach or default.

11.4 Severability. In the event that any provision of this Agreement is determined to be invalid or unenforceable by a court of competent jurisdiction, the remainder of the Agreement shall remain in full force and effect without said provision.

11.5 Notices. All notices, requests and other communications hereunder shall be in writing and shall be personally delivered or sent by telecopy or other electronic facsimile transmission or by registered or certified mail, return receipt requested, postage prepaid, in each case to the respective address specified below, or such other address as may be specified in writing to the other parties hereto:

IRM:	IRM, LLC P. O. Box HM 2899 Hamilton HMLX, Bermuda

Xenogen:	Xenogen Corporation 860 Atlantic Avenue Alameda, CA 94501 Attn: President

11.6 Independent Contractors. Both parties are independent contractors under this Agreement. Nothing contained in this Agreement is intended nor is to be construed so as to constitute Xenogen or Novartis as partners or joint venturers with respect to this Agreement. Neither party shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other party or to bind the other party to any other contract, agreement, or undertaking with any third party.

11.7 Use of Name. Neither IRM nor Permitted Users shall use the name or trademarks of Xenogen or Stanford without the prior written consent of Xenogen or Stanford, respectively. Xenogen shall not use the name or trademarks of IRM or the Permitted Users without prior written consent, respectively.

11.8 Compliance with Laws. In exercising their rights under this license, the parties shall fully comply in all material respects with the requirements of any and all applicable laws, regulations, rules and orders of any governmental body having jurisdiction over the exercise of rights under this Agreement.

11.9 LIMITATION OF LIABILITY. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL OR INDIRECT DAMAGES, INCLUDING, WITHOUT LIMITATION, ANY LOSS OF USE, REVENUE OR PROFIT, ARISING OUT OF THIS AGREEMENT, THE EXECUTION OF THE LICENSE, OR ANY BREACH OR DEFAULT UNDER THIS AGREEMENT, HOWEVER CAUSED, UNDER ANY THEORY OF LIABILITY.

11.10 “Most Favored Licensee”. Xenogen agrees that it will not grant, to any commercial entity, a Commercial Use License with no milestone, royalty or per-use fees, to use the Xenogen Technology for All Fields, for a per-year license fee which is less than the per-year license fee paid by IRM under this Agreement. In the event that Xenogen does grant such a license to any other commercial entity, Xenogen will refund or credit IRM the difference. This clause shall not apply to any settlements for past infringement.

11.11 Entire Agreement; Amendment. This Agreement, together with its Exhibits, constitutes the entire and exclusive Agreement between the parties with respect to the subject matter hereof and supersedes and cancels all previous discussions, agreements, commitments and writings in respect thereof. No amendment or addition to this Agreement shall be effective unless reduced to writing and executed by the authorized representatives of the parties.

IRM, LLC		XENOGEN CORPORATION

Signature:	/s/ Dr. J. Reinhardt /s/ Dr. B. Aebischer	Signature:	/s/ David W. Carter

Printed Name:	Dr. J. Reinhardt Dr. B. Aebischer	Printed Name:	David W. Carter
Title:	President Secretary	Title:	Chairman
Date:	7/25/2000	Date:	7/10/00

Exhibit A: Field

Exhibit B: Authorized Site

Exhibit C: CCD Imaging System

Exhibit D: Press Release

EXHIBIT A

Field

Drug discovery, lead compound development, pre-clinical evaluation & development (including efficacy and safety assessment, such as toxicology), and clinical research & development for all targets, diseases and indications.

EXHIBIT B

Authorized Sites

All Novartis sites

The sites of all Novartis Affiliates

The Novartis Research Foundation entities including, but not limited to:

The Novartis Institute for Functional Genomics, and

The Friedrich Miescher Institute.

EXHIBIT C

CCD Imaging Systems Available for Sale or Lease to IRM or Permitted Users

Hardware

Hamamatsu 2400 Imaging System

•	Hamamatsu intensified CCD camera

•	Hamamatsu (Argus) Image Processor

•	Nikkor® 50 mm f 1.2 lens

•	Hamamatsu specimen chamber

•	Macintosh® control computer with high-resolution monitor

Xenogen IVIS™ Imaging System

•	Roper LN-1300EB cooled CCD camera (or equivalent)

•	Navitar 50 mm f 0.95 lens (or equivalent)

•	Xenogen specimen chamber

•	Windows 98® control computer with high-resolution monitor

Software

LivingImage™ image processing and data analysis software

EXHIBIT D

PRESS RELEASE

XENOGEN CORPORATION GRANTS NOVARTIS LICENSE TO XENOGEN’S

PATENTED REAL-TIME IN VIVO IMAGING TECHNOLOGY

Alameda, CA (July XX, 2000) — Xenogen Corporation, a leader and innovator in the field of real time in vivo imaging, and a company of Novartis Research Foundation today announced they have entered into a full commercial licensing agreement for Xenogen’s real time in vivo imaging technology. This agreement grants Novartis complete access to Xenogen’s proprietary suite of technologies for use in pre-clinical drug development studies at any Novartis site worldwide.

The three-year, multi-million dollar agreement (with an option for an additional four years) is the result of a successful pilot study with Xenogen’s technology under an “evaluation license” during which Novartis assessed the technology’s potential in its pharmaceutical research and development process. Xenogen has a number of such evaluation license agreements with other major pharmaceutical companies worldwide.

Xenogen’s unique and unrivaled technology represents a novel approach to the biological assessment of new chemical entities (NCEs) — compounds that serve as the basis for new drugs. Critical advantages offered by Xenogen’s technology include providing higher quality data at earlier time points, resulting in a better selection of drug development candidates. These advantages result in significant time and cost savings in drug development.

“Based on the success of our evaluation licensing agreement, Novartis is confident in our decision to expand our business relationship with Xenogen,” said Alexander Wood, Ph.D., representing Novartis. “We are optimistic that Xenogen’s technology will help improve the speed, accuracy and cost-effectiveness of our pharmaceutical discovery and development programs.”

“Xenogen is pleased to expand its alliance with Novartis, a worldwide leader in pharmaceutical research. By applying Xenogen’s technology in a cancer model, Novartis has elegantly demonstrated the potential to expedite the development of important new drugs across the spectrum of therapeutic areas,” said Dr. Pamela Reilly Contag, Ph.D., president and co-CEO of Xenogen Corporation. “The Novartis license represents a milestone for Xenogen in the commercialization of this valuable and unique technology.”

About the Technology

Xenogen’s patented real-time in vivo imaging technology enables the detection of fluorescent or bioluminescent cells (e.g., tumor cells and bacteria) inside intact living animals, allowing non-invasive visualization and tracking of the cells to monitor the effects of treatment with NCEs in vivo in real time. The technology also provides researchers with a way to localize and follow the activation of selected genes in vivo in Xenogen’s LPTATM light-producing transgenic animals.

Real-time in vivo imaging offers pharmaceutical companies like Novartis a number of unique benefits to help increase the productivity of their drug development pipelines. Compared to traditional methods the technology provides improved, more predictive data and thus a better selection process for drug development candidates. In addition, Xenogen’s technology allows researchers to conduct assessments more rapidly and efficiently. The resulting reduction in labor costs, coupled with a reduction in the number of test animals needed, leads to significant overall cost savings.

Novartis

Novartis researches, develops, manufactures and markets leading innovative prescription drugs used to treat a number of diseases and conditions, including central nervous system disorders, organ transplantation, cardiovascular diseases, dermatological diseases, respiratory disorders, cancer and arthritis. The company’s mission is to improve people’s lives by pioneering novel healthcare solutions.

Located in East Hanover, New Jersey, Novartis Pharmaceuticals Corporation is an affiliate of Novartis AG, a world leader in healthcare with core businesses in Pharmaceuticals, consumer health, generics, eye-care, and animal health. In 1999, the Group (including agribusiness) achieved sales of USD 21.7 billion and invested more than USD 2.8 billion in R&D. Headquartered in Basel, Switzerland, Novartis employs about 82,400 people and operates in over 140 countries around the world. The Group recently announced plans to spin off its crop protection and seeds sectors and to merge them with the agrochemicals business of AstraZeneca in the second half of 2000.

Xenogen Corporation

Xenogen Corporation is a leader in the field of real-time in vivo imaging, providing the pharmaceutical industry with proprietary technologies, products and services that enable real-time in vivo monitoring to rapidly identify drug leads for successful clinical development. These technologies, unique to Xenogen, enable researchers to overcome barriers that have complicated NCE assessment for many years.

Xenogen’s technology has attracted strong interest from a wide range of pharmaceutical companies worldwide. In addition to pharmaceutical development, the technology has broad applications in other fields, including toxicology and the chemical industry.

AMENDMENT TO COMMERCIAL LICENSE AGREEMENT

THIS AMENDMENT, effective as of July 12, 2003, (the “Effective Date”), is made by and between Xenogen Corporation, having principal place of business at 860 Atlantic Avenue, Alameda, California 94501 (“Xenogen”) and Novartis Institutes for BioMedical Research, Inc., a Delaware corporation having a principal place of business at 400 Technology Square, Cambridge, Massachusetts 02139 (“NIBRI”).

WITNESSETH

WHEREAS, Xenogen and IRM, LLC, a Delaware corporation, are parties to a Commercial License Agreement, effective as of July 12, 2000 (the “License Agreement”);

WHEREAS, NIBRI is an “Affiliate” of IRM and a “Permitted User” under the License Agreement, as the terms “Affiliate” and “Permitted User” are defined in the License Agreement;

WHEREAS, NIBRI has the right under section 10.2 of the License Agreement to extend the term of the license agreement for up to four additional years by payment of a specified fee;

WHEREAS, NIBRI wishes to extend the License Agreement for two additional years and Xenogen and NIBRI have agreed upon a fee and payment schedule for such additional years that are different from those provided for in the License Agreement; and

WHEREAS, the parties wish to amend certain other terms and provisions of the License Agreement;

NOW, THEREFORE, the parties agree as follows:

1.	Capitalized terms used but not defined herein shall have the meanings ascribed to them in the License Agreement.

2.	The Term of the License Agreement is hereby extended for two years beginning upon the Effective Date of this Amendment (the “Extension Term”).

3.	NIBRI or an Affiliate will pay to Xenogen a fee of *** for the Extension Term. Such fee will be due 60 days after the Effective Date. The payment of such fee by NIBRI or an Affiliate shall be in lieu of the payment of fees by IRM for the Extension Term.

4.	Prior to the end of the Extension Term, unless earlier terminated, IRM, Permitted Users or an assignee under section 11.2 of the License Agreement may extend the Extension Term for up to two additional years by paying to Xenogen a fee of *** per year of extension.

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5.	Section 11.10 of the License Agreement is hereby amended to read as follows:

11.10 “Most Favored Licensee”. Xenogen agrees that if it grants to any pharmaceutical or biotechnology company that is among the 20 largest pharmaceutical and biotechnology companies in the world, measured by either market capitalization or annual sales, a Commercial Use License with no milestone, royalty or per-use fees, to use the Xenogen Technology for All Fields, for a per-year license fee which is less than the per-year license fee paid by IRM under this Agreement (as amended effective July 12, 2003), then Xenogen shall refund or credit IRM the difference between such license fee paid by IRM and such lower license fee paid by such other company. This clause shall not apply to any settlements for past infringement.

6.	The first sentence of the definition of Commercial Use License in Section 1 of the License Agreement is amended to read as follows:

“Commercial Use License” means an enterprise-wide, unlimited use license by Xenogen granting rights to any for-profit entity to use the Xenogen Monitoring Technology for commercial drug-development (e.g., compound screening and/or target validation) purposes.”

7.	Sections 4.1 through 4.3 of the License Agreement are hereby deleted and replaced with the following:

“4.1 Xenogen will make available its IVIS® Imaging System 100 available for purchase by IRM or Permitted Users for *** during calendar year 2003 and for *** for the remaining term of this Agreement.”

The remaining subsections 4.4 through 4.11 of the License Agreement are renumbered 4.2 through 4.9.

8.	Except as amended hereby, the License Agreement shall remain in full force and effect, according to its terms.

9.	This Amendment, and the License Agreement as amended, shall constitute the entire agreement between the parties and shall supersede all other agreements, whether written or oral, relating to the subject matter hereof.

***	Confidential Treatment Requested

IN WITNESS WHEREOF, the parties have entered into this Amendment effective as of July 12, 2003, by signatures of their duly authorized officers set forth below.

NOVARTIS INSTITUTES FOR BIOMEDICAL RESEARCH INC.

By:	[Signature Illegible]

Title:	VICE PRESIDENT

XENOGEN CORPORATION

By:	/s/ David W. Carter

Title:	CEO